Exhibit (d)(110)
Schedule
To
SECOND MASTER INVESTMENT ADVISORY AGREEMENT
BETWEEN
THE VANTAGEPOINT FUNDS
AND
VANTAGEPOINT INVESTMENT ADVISERS, LLC
List of Funds Covered by this Agreement and Fee Schedule

	Annual Rate of Fee
	(as of % of Average
Name of Fund	Daily Net Assets)	Effective Date
Milestone Retirement Income Fund	0.10%	January 3, 2005
Milestone 2010 Fund	0.10%	January 3, 2005
Milestone 2015 Fund	0.10%	January 3, 2005
Milestone 2020 Fund	0.10%	January 3, 2005
Milestone 2025 Fund	0.10%	January 3, 2005
Milestone 2030 Fund	0.10%	January 3, 2005
Milestone 2035 Fund	0.10%	January 3, 2005
Milestone 2040 Fund	0.10%	January 3, 2005
Discovery Fund	0.10%	October 26, 2007
Diversifying Strategies Fund	0.10%	October 26, 2007
Select Value Fund	0.10%	October 26, 2007
Milestone 2045 Fund	0.10%	January 4, 2010
Approved: October 29, 2004
Last amended: December 11, 2009

IN WITNESS WHEREOF, the parties hereto have caused this amended Schedule to be executed by their officers designated below as of the 11th day of December, 2009.

THE VANTAGEPOINT FUNDS
By:	/s/ Angela Montez
Angela Montez, Secretary

Approved by:	/s/ Wayne Wicker
Wayne Wicker, Chief Investment Officer
Vantagepoint Investment Advisers, LLC

VANTAGEPOINT INVESTMENT ADVISERS, LLC
By:	/s/ Angela Montez
Angela Montez, Assistant Secretary
ICMA Retirement Corporation

Approved by:	/s/ Wayne Wicker
Wayne Wicker, Chief Investment Officer
Vantagepoint Investment Advisers, LLC